Exhibit (a)(132)

Dear Fellow Employee:

Since we last communicated, members of the board and senior management have met with many of our stockholders to explain why our business plan creates value superior to Oracle’s tender offer. These meetings have been gratifying since many of these stockholders support the board’s view that Oracle’s $24 per share offer is inadequate and substantially undervalues the company. At the same time, some of these stockholders have told us that they intend to tender their shares, so you should not be surprised if more than 50 percent of PeopleSoft’s outstanding shares are tendered by Oracle’s arbitrary Nov. 19 deadline.

It is important to note, however, that a tender of more than 50 percent of the company’s shares does not mean that Oracle will be able to buy those shares or acquire the company. Oracle cannot purchase the tendered shares unless PeopleSoft’s board has removed the company’s shareholder rights plan, often called a “poison pill.” Many publicly traded companies have shareholder rights plans. These plans are designed to protect shareholders by preventing an unsolicited buyer, like Oracle, from buying a significant percentage of the company’s shares without the board’s approval.

Our board firmly believes that PeopleSoft’s business plan will create greater value for our stockholders than Oracle’s offer. That is why the board rejected Oracle’s $24 offer, concluding that it was inadequate and substantially undervalued PeopleSoft, and why it decided not to remove the poison pill.

We know that stockholders may tender for a variety of reasons, including the limited time available to understand the strength of PeopleSoft’s business plan. We do expect that Oracle will use a majority tender to try to support its suit challenging the shareholder rights plan in the Delaware Chancery Court. We are confident that the court will conclude that the board has acted in the best interests of the stockholders. Oracle’s next option would be to run a “proxy contest” at our 2005 annual meeting. If that should happen, we believe that our stockholders will vote to support PeopleSoft’s board.

The intense media coverage of Oracle’s offer will continue for the next several weeks, but we can’t be distracted. It is with your dedication and focus that we will deliver another great quarter. Thanks for your continued commitment to PeopleSoft.

Kevin and Phil

People * Customers * Integrity * Quality * Innovation * Fun * Profitability

Forward-Looking Statements

This press release may contain forward-looking statements that state PeopleSoft’s intentions, beliefs, expectations, or predictions for the future. Forward-looking statements often include use of the future tense, words such as “will,” “intends,” “anticipates,” “expects,” and similar conditional or forward-looking words and phrases. You are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward-looking statements are only as of the date they are made and PeopleSoft undertakes no obligation to update or revise them. Forward-looking statements in this press release include those relating to PeopleSoft’s anticipated future revenues, operating margins and earnings per share and other statements relating to the Company’s future prospects, actions and performance and the lawsuit against Oracle scheduled to go to trial in January 2005. Forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: the costs and disruption to PeopleSoft’s business arising from the Oracle tender offer and related litigation; the Company’s ability to successfully complete the integration of J.D. Edwards into PeopleSoft and to achieve anticipated synergies; economic and political conditions in the U.S. and abroad; the ability to complete and deliver products and services within currently estimated time frames and budgets; the ability to manage expenses effectively; the ability to achieve revenue from products and services that are under development; competitive and pricing pressures; and other risks referenced from time to time in PeopleSoft’s most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q, each as filed with the SEC and available without charge at www.sec.gov and www.peoplesoft.com.

Important Additional Information

PeopleSoft’s Board of Directors will be soliciting proxies for use at the 2005 Annual Meeting of Stockholders, and any adjournment or postponement thereof, to vote in favor of a slate of directors to be nominated by the Board of Directors and to vote on any other matters that properly come before the 2005 Annual Meeting. Promptly after filing its definitive proxy statement for the 2005 Annual Meeting with the SEC, PeopleSoft will mail the 2005 Proxy Statement and a WHITE Proxy Card to each PeopleSoft stockholder entitled to vote at the Annual Meeting.

PeopleSoft has engaged Innisfree M&A Incorporated to assist it in soliciting proxies from its stockholders. PeopleSoft has agreed to pay customary compensation to Innisfree M&A Incorporated for such services and to indemnify Innisfree M&A Incorporated and certain related persons against certain liabilities relating to or arising out of the engagement. Certain representatives of Citigroup Global Markets Inc. and Goldman, Sachs & Co., financial advisors to PeopleSoft, and directors, officers and employees of PeopleSoft may solicit proxies for the 2005 Annual Meeting, although no additional compensation will be paid in connection with any such solicitation.

PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle’s tender offer that contains information regarding the potential interests of members of the Board of Directors and members of management in the tender offer. Information regarding securities ownership by certain members of the Board of Directors and certain members of management as of February 10, 2004, is contained in PeopleSoft’s definitive proxy statement for the 2004 Annual Meeting of Stockholders, dated February 20, 2004. PeopleSoft stockholders should read the Schedule 14D-9 and the 2005 Proxy Statement when it is filed with the SEC (including any amendments to such documents) because these documents contain (or will contain) important information. The 2005 Proxy Statement (when filed), the 2004 Proxy Statement, the Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC’s website at www.sec.gov and from PeopleSoft at www.peoplesoft.com.